May 12, 2008

Integrated BioPharma, Inc.
225 Long Avenue
Hillside, NJ 07205

Ladies and Gentlemen:

You have requested our opinion whether the proposed pro rata distribution by Integrated BioPharma, Inc. (“BioPharma”) to its shareholders of 100 percent of BioPharma’s equity interest in InB:Biotechnologies, Inc. (“Biotechnologies”), representing 100 percent of the total number of shares of the sole class of outstanding Biotechnologies stock, and 100 percent of the voting power of such class, as of a record date to be established by BioPharma (the “Spin-Off”), as further described in the Schedule 14C filed by BioPharma with the Securities and Exchange Commission (the “SEC”), pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as of May 2, 2008 (the “Schedule 14C”), and the Form 10, dated May 2, 2008, filed by Biotechnologies with the SEC (the “Form 10”), should qualify as a tax-free distribution pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”). All capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Schedule 14C and Form 10.

In rendering our opinion, which supersedes the opinion we issued on March 7, 2008, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (i) Schedule 14C (including all Exhibits thereto and all amendments made thereto through the date hereof), (ii) the Articles of Incorporation of BioPharma and Biotechnologies, together with all amendments thereto, (iii) Form 10, (iv) The Separation and Distribution Agreement, (v) the representation letter from BioPharma and Biotechnologies, dated as of the date hereof (the “Representation Letter”), (vi) the representation contained in Section 3.2(g) of the Securities Purchase Agreement by and between Biotechnologies and the Purchasers, as defined in such agreement, and (vii) such other documents or information as we have deemed necessary to render the opinions set forth in this letter (collectively, the “Documents”). In our review, we have assumed, with your consent, that any Documents that we reviewed in proposed form will be executed in substantially the same form, all of the representations and statements set forth in such documents are true and correct, the representations set forth in the Representation Letter and the Securities Purchase Agreement are true and correct, and all of the obligations imposed by any such documents on the parties thereto, have been or will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Section 355 of the Code provides that, generally, if a corporation (referred to as the “distributing corporation”) distributes to its shareholders, with respect to its stock, stock of another corporation (referred to as the “controlled corporation”), which controlled corporation is at least 80 percent-owned by the distributing corporation prior to the distribution,1 no gain or loss shall be recognized on the distribution, by either the distributing corporation or its shareholders. Additionally, in order to qualify for such tax-free treatment under Section 355 of the Code, the following additional technical requirements must be satisfied:

1.     Control of Biotechnologies – BioPharma must hold at least 80 percent of the total voting power of Biotechnologies and at least 80 percent of the total number of shares of each class of nonvoting shares of Biotechnologies immediately before the Spin-Off.2 BioPharma has represented that, immediately prior to the Spin-Off, it will own 100 percent of the sole class of stock of Biotechnologies, which stock will represent 100 percent of the total voting power of Biotechnologies at such time.

2.     Distribution of Biotechnologies Stock – BioPharma must distribute an amount of Biotechnologies stock constituting control of Biotechnologies (as defined in Section 368(c) of the Code, described above) and establish to the satisfaction of the Commissioner of the Internal Revenue Service (“IRS”) that the retention of Biotechnologies stock is not part of a plan having one of its principal purposes the avoidance of Federal income tax. BioPharma has represented that it will distribute, in the Spin-Off, 100 percent of the equity of Biotechnologies, which is an amount of stock constituting control (as defined in Section 368(c) of the Code) of Biotechnologies.

We understand that immediately after the Spin-Off, debt that Biotechnologies owes to BioPharma (the “Debt”), which Biotechnologies is unable to pay with either its own funds or replacement debt, will be converted into stock of Biotechnologies (the “Retained Stock”) because the existence of the Debt on the books of Biotechnologies would restrict its ability to attract new investors and borrow new funds, thus impeding its growth potential. Therefore, BioPharma has agreed to hold the Retained Stock and has represented that it will dispose of such Retained Stock as soon as disposition is warranted (consistent with the business purpose of the retention) but in no event later than five years after the Spin-Off.3 In addition, BioPharma has represented that it will vote all of the Retained Stock in strict proportion to the votes cast by the other shareholders of Biotechnologies.4

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1 For this purpose, 80 percent ownership requires ownership of 80 percent of the voting power, plus 80 percent of the total number of all non-voting shares.
2 Section 355(a)(1)(A) of the Code.
3 See e.g., Private Letter Ruling 8520096 (Feb. 20, 1985).
4 See e.g., Private Letter Ruling 199909027 (Mar. 8, 1999).

3.     Not a “Device” – The distribution of Biotechnologies stock cannot be principally a “device” for the distribution of the earnings and profits of BioPharma, Biotechnologies, or both.5 This “device” test is determined based on all the facts and circumstances surrounding the Spin-Off. Certain facts, such as a pro rata distribution followed by a sale or exchange of the shares of either entity, are evidence that a transaction was a device while other facts, such as a corporate business purpose and publicly-traded, widely held shares, are evidence that a transaction was not a device.6 However, the mere fact that some or all of BioPharma’s shareholders sell Biotechnologies or BioPharma stock after the Spin-Off is not determinative as to the existence of a “device,” unless sold pursuant to an arrangement negotiated or agreed upon prior to the Spin-Off.7 BioPharma and Biotechnologies have represented, with respect to their shares, that, as of the date hereof, no such arrangement exists. In addition, even though Biotechnologies expects that outside investors will purchase from Biotechnologies up to 10 percent of the stock of Biotechnologies after the Spin-Off, such a factor is not indicative of a “device” because the proceeds from the sale of the stock will be used in the ordinary course of business of Biotechnologies. Moreover, although the Spin-Off will be pro rata to all BioPharma shareholders (potentially indicative of a “device”), the following countervailing factors should result in the Spin-Off not constituting a “device:” (i) the existence of the business purposes for the Spin-Off (as described in paragraph 5, below),8 (ii) BioPharma and Biotechnologies have represented that, to the best of their knowledge, their respective shareholders will continue to own at least 50 percent of the shares of each following the Spin-Off, and (iii) the publicly-traded and widely held nature of BioPharma’s shares.

4.     Active Trade or Business Requirement – BioPharma and Biotechnologies must both be engaged in the active conduct of a trade or business immediately after the Spin-Off, and each of those businesses must have been actively conducted for at least the five years prior to the Spin-Off. Additionally, the Biotechnologies business must not have been acquired by BioPharma in a taxable transaction within such five-year period. In determining whether the active trade or business requirement is satisfied, all of the facts and circumstances are taken into consideration. However, a corporation must generally perform directly active and substantial management and operational functions to satisfy this requirement.

BioPharma is engaged in a biotechnology business that focuses on the nutraceutical segment of the industry. BioPharma has represented that is has been directly engaged in this trade or business for at least five years prior to the date hereof, and that such trade or business was not acquired in a taxable transaction within five years of the date of the Spin-Off.

Biotechnologies is a specialty pharmaceutical company focusing on innovative plant-based platform technologies for the development and production of BioPharmaceutical products for human and animal health. BioPharma and Biotechnologies have represented that

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5 Section 355(a)(1)(B) of the Code.

6 Treas. Reg. §§ 1.355-2(b)(4) and (d)(3)(iii).

7 Section 355(a)(1)(B) of the Code.

8 Treas. Reg. §§ 1.355-2(b)(4) and –2(d)(3)(ii).

Biotechnologies has been directly engaged in this trade or business for at least five years prior to the date hereof, and that such trade or business was not acquired in a taxable transaction within five years of the date of the Spin-Off.

5.     Business Purpose – The Spin-Off must have a corporate business purpose that cannot easily or inexpensively (without regard to the Federal tax consequences) be achieved by another nontaxable transaction.9 The potential for avoidance of Federal income tax is relevant in determining the extent to which a legitimate business purpose (as opposed to tax avoidance) motivated the Spin-Off “in whole or substantial part.”10 However, if a legitimate business purpose does, otherwise, motivate the Spin-Off, the mere fact that the Spin-Off is extended tax-free treatment should not cause it to be treated as having the potential for avoidance of Federal income tax.11

BioPharma has represented that the Spin-Off was motivated by a number of business purposes, including, but not limited to, (i) allowing Biotechnologies to better focus on their core business operations, (ii) posturing Biotechnologies and BioPharma to attract potential investors, (iii) allowing for more efficient transaction structuring in Biotechnologies, and (iv) improving the value of Biotechnologies, which is not adequately reflected in the value of BioPharma.

In Revenue Ruling 2004-23,12 a publicly traded corporation, engaged in two separate lines of business through its subsidiaries, effected a spin-off in order to increase the value of its stock, which it believed to be depressed because certain investors were reluctant to invest in a corporation engaged in one of the businesses conducted by the corporation. Under the facts of this Ruling, the corporation also benefited from one of two alternative corporate business purposes resulting from the increase in its stock value: (i) the enhancement of its equity-based compensation plan or (ii) its ability to acquire assets with its stock while reducing the dilutive effect of such acquisitions. The IRS, citing Treas. Reg. § 1.355-2(b)(2), ruled that either such alternative was sufficient to imbue the spin-off with a qualifying business purpose, because although the shareholders benefited from the increase in their stock value, “this shareholder purpose is so nearly coextensive with the corporate business purpose as to preclude any distinction between them.”13

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9 Treas. Reg. §§ 1.355-2(b)(2).

10 Treas. Reg. §§ 1.355-2(b)(1).

11 Revenue Ruling 2003-110, 2003-46 IRB 1083.

12 2004-10 IRB 585.

13 See also, Revenue Ruling 2003-110, supra, where the IRS ruled that a spin-off qualified for tax-free treatment where a corporation engaged in the baby food business and the pesticide business, spun off its baby food business because of some customers’ reluctance to buy baby food from a corporation also engaged in the pesticide business; and PLRs 8819075 (February 17, 1988), as supplemented by PLR 8833046 (May 27, 1988), and 8421062 (February 21, 1984) (spin-off effected to increase stock value for purposes of fending off potential hostile takeover constituted sufficient business purpose).

6.     Continuity of Shareholder Interest – After the Spin-Off, the shareholders of BioPharma (immediately prior to the Spin-Off) must own an amount of stock in each of BioPharma and Biotechnologies sufficient to comprise a continuity of interest in each. The Treasury regulations indicate that a 50 percent or greater interest is sufficient to constitute such continuity.14 BioPharma and Biotechnologies have represented, with respect to their shares, that, to the best of their knowledge, there is no plan or intention by shareholders to dispose of more than 50 percent of the stock of either BioPharma or Biotechnologies.

7.     Continuity of Business Enterprise – After the Spin-Off, each of BioPharma and Biotechnologies must either (i) continue one of their historic businesses, or (ii) use a significant portion of the historic business assets of one such a business in a business.15 BioPharma has represented that, following the Spin-Off, it will continue to be engaged in at least one or more of its current lines of business, and Biotechnologies has represented that following the Spin-Off, it will continue to be engaged in its current business.

8.     Shifts in Ownership.

(a)     If, immediately after the Spin-Off, any person holds an interest of 50 percent or more (by vote or value) of either BioPharma or Biotechnologies that was acquired by purchase within five years before the Spin-Off, the transaction will not qualify as a tax-free spin-off.16 BioPharma has represented that immediately following the Spin-Off no person will hold such an interest in either BioPharma or Biotechnologies.

(b)     The Spin-Off may not be part of a plan (or series of related transactions) in which one or more persons acquire directly or indirectly a 50 percent or greater interest (by vote or value) in BioPharma or Biotechnologies.17 Such a plan will be presumed to exist if during the four-year period beginning two years before the transaction (and ending two years after the transaction) if one or more persons acquire a 50 percent or greater interest in BioPharma or Biotechnologies. The presumption will not apply to the acquisition of Biotechnologies stock by either BioPharma or the BioPharma shareholders by reason of holding BioPharma stock. BioPharma and Biotechnologies, have represented, with respect to their shares, that no plan exists for any person or persons to acquire such an interest in either BioPharma or Biotechnologies, that no such acquisition has occurred within the two-year period preceding the Spin-Off, and that no such acquisition is intended to occur within the two-year period following the Spin-Off.

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14 Treas. Reg. § 1.355-2(c)(2), Example (2).

15 Treas. Reg. §§ 1.355-1(b) and 1.368-1(d)(1).

16 Section 355(d) of the Code.

17 Section 355(e) of the Code.

Based upon, and subject to, the foregoing, we are of the opinion that, for Federal income tax purposes, pursuant to Section 355 of the Code, neither BioPharma, nor any of its shareholders should recognize any gain or loss as a result of the Spin-Off.

The opinion set forth in this letter is based on existing law as contained in the Code, the Treasury Regulations promulgated thereunder, and interpretations of the foregoing by the IRS and by the courts, all as in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, and all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. We assume no obligation to update the opinion set forth in this letter in the event that there is either a change in the legal authorities, facts or documents on which this opinion is based or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represent our conclusion based upon the Documents and the accuracy of the assumptions and representations referred to above. Any material amendments to such Documents, changes in any significant facts or inaccuracy of any such assumptions or representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter.

The opinion set forth in this letter: (i) may be relied upon solely by BioPharma and not its shareholders; (ii) is limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; and (iii) is as of the date hereof.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP